United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 18, 2011

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Itme 1.01 Entry into a Material Definitive Agreement.

On July 22, 2011, iSECUREtrac, Inc. (the “Company”) executed a promissory note (the “Note”) with Crestpark LP, Inc. (the “Lender”) in the amount of $250,000 which has a maturity date of September 20, 2011 (the “Maturity Date”).  Pursuant to the Note the Lender agrees to make advances to the Company from time to time upon request and subject to the conditions set forth in the Note.  Amounts borrowed under the Note bear interest at 12% and once repaid, may not be re-borrowed.

Upon request by the Company, Lender, in its sole and absolute discretion, may extend the Maturity Date for an additional thirty (30) days, provided that no default or material adverse effect shall have occurred and be continuing or would result from, or after giving effect to, such extension.

As the holder of all issued and outstanding shares of Series D Preferred Stock, the Lender shares the right to appoint a majority of the Company’s Board of Directors with Mykonos 6420 LP, the holder of all issued and outstanding shares of the Company’s Series C 8% Cumulative, Compounding Exchangeable Preferred Stock.

The foregoing description of the Note is not intended to be complete and is qualified in its entirety by reference to the Note, a copy of which is attached hereto as Exhibit 10.1.

Item 1.02.  Termination of Material Definitive Agreement.

On July 18, 2011, the Company was notified by the Lender that it was terminating that certain Loan Agreement by and between the Company and the Lender, dated as of November 10, 2008, as amended by a First Amendment to Loan Agreement, dated November 4, 2009, a Second Amendment to Loan Agreement, dated August 4, 2010, a Third Amendment to Loan Agreement, dated October 8, 2010, a Fourth Amendment to Loan Agreement, dated December 31, 2010 and a Debt Conversions Agreement, dated June 30, 2011 (as amended, the Revolving Credit Agreement”) effective as of July 18, 2011 due to the delinquent payment of the interest that was due under the terms thereof on June 30, 2011.  The delinquent interest was paid in full by the Company on July 18, 2011.  There was no outstanding principal balance owed by the Company under the Revolving Credit Agreement and the associated promissory note since all amounts borrowed by the Company as of June 30, 2011 had been converted into shares of the Company’s Series D 8% Cumulative, Compounding Exchangeable Preferred Stock (the “Series D Preferred Stock”) as of June 30, 2011 pursuant to the Debt Conversion Agreement.  However, as a result of the termination, the Company may no longer borrow funds under the Revolver Credit Agreement.  As of the date of termination of the Revolving Credit Agreement, the Company could borrow up to $250,902 on a revolving basis from the Lender for working capital purposes.

As the holder of all issued and outstanding shares of Series D Preferred Stock, the Lender shares the right to appoint a majority of the Company’s Board of Directors with Mykonos 6420 LP, the holder of all issued and outstanding shares of the Company’s Series C 8% Cumulative, Compounding Exchangeable Preferred Stock.

The Company continues to believe that its current working capital and anticipated cash flow from operations, combined with the amounts available to it through its capital lease financing arrangements, are sufficient to meet its liquidity needs through 2011.  Management expects the Company to be operating on a cash-flow positive basis for the remainder of 2011, largely as a result of the declining debt service requirements on equipment loans and  conversion of approximately $14.1 million of debt into shares of Series D Preferred Stock on June 30, 2011 which is expected to reduce the Company’s annual interest expense by approximately $1,158,000, of which approximately $409,000 would have been payable in cash.  However, the timing of the Company’s collections of its accounts receivable may affect its liquidity from time to time during this period.  In addition to the $250,000 short-term liquidity facility described in Item 1.01,  the Company expects to seek up to $750,000 of additional debt financing from one or more financial institutions prior to September 20, 2011.  However, the Company does not have a commitment from any potential lender for any such additional debt financing at this time and there can be no assurance that the Company will be able to arrange for such additional debt financing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is attached to this report:

10.1	Promissory Note with Crestpark LP, Inc., dated as of July 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

July 22, 2011

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